Exhibit 8.2

FIRST TENNESSEE BUILDING 165 MADISON AVENUE SUITE 2000 MEMPHIS, TENNESSEE 38103 PHONE: 901.526.2000 FAX: 901.577.2303

August 31, 2018

Foothills Bancorp, Inc.
214 Keller Lane
Maryville, Tennessee 37801

Ladies and Gentlemen;

We have acted as counsel to Foothills Bancorp, Inc., a Tennessee corporation (the “Company”) and Foothills Bank & Trust, a Tennessee chartered commercial bank and a wholly-owned subsidiary of the Company (“Foothills Bank”).  Pursuant to an Agreement and Plan of Merger dated June 27, 2018 (the “Merger Agreement”) entered into by and among the Company, Foothills Bank and SmartFinancial, Inc., a Tennessee corporation (“SmartFinancial”), as described in a Registration Statement on Form S-4, to be filed with the Securities and Exchange Commission on or about the date hereof, and the related Proxy Statement of the Company and Prospectus of SmartFinancial (the “Proxy Statement/Prospectus”) contained therein (collectively, the “Registration Statement”), the Company will be merged with and into SmartFinancial (the “Parent Merger”), with SmartFinancial being the surviving entity and each outstanding share of common stock, $1.00 value per share (the “Bancorp Stock”) of the Company will be converted into the right to receive the Merger Consideration upon the terms and conditions of the Merger Agreement and in accordance with Tennessee law.

In connection with Section 8.2(d) of the Merger Agreement, you have requested our opinion that for United States federal income tax purposes the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

For purposes of the opinion set forth below, we have reviewed and relied upon, without independent investigation thereof, the Merger Agreement, Registration Statement, and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion.  In addition, in rendering our opinion we have relied upon certain statements, representations, warranties and covenants made by SmartFinancial and the Company in the Merger Agreement and in certificates of officers dated as of the date hereof and provided to us on the date hereof in connection with our preparation of this opinion, which statements, representations, warranties and covenants we have neither independently investigated nor verified.   We have assumed that such statements, representations and warranties are, and always have been, true, correct and complete, that such statements, representations and warranties will be true, correct and complete as of the Effective Time, that no actions that are inconsistent with such statements, representations, warranties and covenants will be taken, and that all representations, statements and warranties qualified as to knowledge or belief or otherwise are and will be true, correct and complete as if made without such qualification.  In addition, we have reviewed the form of opinion of counsel to be received concurrently herewith by SmartFinancial from Butler Snow LLP with respect to qualification of the Parent Merger as a reorganization within the meaning of Section 368(a) of the Code (the “Butler Snow Opinion”).

We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us.  In addition, this opinion is based on the assumption that (i) the Parent Merger will be consummated in accordance with the Merger Agreement, (ii) the Parent Merger will qualify as a merger under the applicable laws of Tennessee, (iii) each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Parent Merger required under the Code and the Treasury Regulations thereunder, (iv) the Merger Agreement is valid and binding in accordance with its terms, and (v) the Butler Snow Opinion is being delivered to SmartFinancial concurrently herewith in the form provided to us and has not been and will not be modified or withdrawn.

Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that (i) the Parent Merger, when effective, will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) the discussion contained in the Registration Statement under the caption “Material Federal Income Tax Consequences of the Merger” constitutes our opinion as to the material U.S. federal income tax consequences of the Parent Merger under existing law.

We express no opinion herein other than the opinions expressly set forth above.  No opinion is expressed as to the tax consequences of any transaction under foreign, state or local tax law.

The opinion set forth in this letter is based on relevant current provisions of the Code, and the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), all as of the date hereof and all of which are subject to change (possibly with retroactive effect).  Changes in applicable law could adversely affect our opinion.  We do not undertake to advise you as to any changes in applicable law after the date hereof that may affect our opinion.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions could adversely affect our opinion.

Our opinion is not binding on the IRS, and the IRS, or a court of law, may disagree with the opinion contained herein.  No ruling has been or will be sought from the IRS by any party to the Merger Agreement as to the United States federal income tax consequences of any aspect of the Parent Merger.

This opinion is being provided to, and for the benefit of, the Company in connection with the Parent Merger, pursuant to Section 8.2(d) of the Merger Agreement, and may not be relied upon by any other party or for any other purpose, or otherwise referred to in any document, other than the Registration Statement, without our prior written consent.

We hereby consent to the filing of our opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act, or the rules and regulations of the Commission.

Very truly yours,

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, a professional corporation

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz